Exhibit 16.1

MADSEN & ASSOCIATES, CPA’S INC.
PCAOB REGISTERED

December 1, 2009

U. S. Securities and Exchange Commission
450 Fifth Street NW
Washington DC  20549

Re:   GC China Turbine Corp.

Dear Sirs:

We have read GC China Turbine Corp.’s statements under Item 4.01 of its Form 8-K, dated December 1, 2009, and we agree with such statements.

Yours truly,

/s/ Madsen & Associates, CPA’s Inc.
Madsen & Associates, CPA’s Inc.
Murray, Utah

684 East Vine Street, Suite 3
Murray, UT 84107
(801)268-2632